EXHIBIT 99.1

EZCORP EXECUTIVE CHAIRMAN STERLING BRINKLEY TO RETIRE

AUSTIN, Texas (April 7, 2014) — EZCORP, Inc. (NASDAQ: EZPW) today announced that Sterling Brinkley, Executive Chairman of the Board, has informed the company that he intends to retire as Executive Chairman and as a member of the board of directors, effective June 30, 2014.
Mr. Brinkley has served as EZCORP's Executive Chairman since 1989. Under his leadership, the company has increased annual revenues to more than $1 billion; has grown to 1,400 locations and branches worldwide; has expanded internationally with growth in Mexico, Canada and the U.K. as well as significant affiliated relationships in Australia; and has diversified its activities from a single channel, locally oriented, store-front-based pawn business to a multiple product, multiple channel, internationally oriented specialty consumer finance business.
Also during Mr. Brinkley’s tenure, EZCORP was recognized as one of Forbes’ 200 Best Small Companies (2006); Business Week’s 100 Hot Growth Companies (2007); and one of Fortune’s 100 Fastest Growing Companies (2010 and 2011).

Paul Rothamel, EZCORP’s President and Chief Executive Officer, said, “On behalf of the entire EZCORP family, I would like to thank Sterling for his service to EZCORP over the past 25 years. Sterling has been an outstanding leader, and we are grateful for his many valuable contributions to our success. While Sterling was Executive Chairman, EZCORP grew from a small Texas business to an international leader in the pawn and specialty consumer finance market with more than 7,600 employees and 1,400 stores and locations around the world. The company has been the beneficiary of his vision and guidance, and we wish him the very best.”

Mr. Brinkley stated: “The past 25 years with EZCORP have been the highlight of my career. It has been a pleasure to learn from and interact with so many talented people in every part of the business. I am proud of our many accomplishments and successes and I believe the current management team is fully capable of achieving even more. The challenges facing this business are substantial, but those challenges create immense opportunities, and I am highly confident that the EZCORP team is built for the challenge.”

In light of Mr. Brinkley's retirement, the Board of Directors has formed a Governance Committee consisting of the company's independent directors. This committee will evaluate board structure and other corporate governance matters with the assistance of outside legal and governance advisors.

About EZCORP

EZCORP, Inc. is a leader in delivering easy cash solutions to our customers across channels, products, services and markets. With approximately 7,600 teammates and approximately 1,400 locations and branches, we give our customers multiple ways to access instant cash, including pawn loans and consumer loans in the United States, Mexico, Canada and the United Kingdom. We offer these products through four primary channels: in-store, online, at the worksite and through our mobile platform. At our pawn and buy/sell stores and online, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.

EZCORP owns controlling interests in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (doing business under the names “Crediamigo” and “Adex”), a leading provider of payroll deduction loans in Mexico; and in Renueva Commercial, S.A.P.I. de C.V., an operator of buy/sell stores in Mexico under the name “Tuyo.” The company also has a significant investment in Cash Converters International Limited (CCV.ASX), which franchises and operates a worldwide network of over 700 stores that provide personal financial services and sell pre-owned merchandise, and an investment in Albemarle & Bond Holdings PLC, a U.K. pawnbroking business.

For the latest information on EZCORP, please visit our website at: http://investors.ezcorp.com/.

Forward-Looking Statements
This announcement contains certain forward-looking statements regarding the company’s expected operating and financial performance for future periods. These statements are based on the company’s current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including fluctuations in gold prices or the desire of our customers to pawn or sell their gold items, changes in the regulatory environment, changing market conditions in the overall economy and the industry, and consumer demand for the company’s services and merchandise. For a discussion of these and other factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
Contact:
Mark Trinske
Vice President, Investor Relations and Communications
EZCORP, Inc.
(512) 314-2220
Investor_Relations@ezcorp.com

2